EXHIBIT 10.40

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)4, AND 240.24b-2

C O N F I D E N T I A L

PRE-CLINICAL DEVELOPMENT COLLABORATION AGREEMENT

This Pre-Clinical Development Collaboration Agreement (this “Agreement”) is entered into effective as of March 23, 2007 (the “Effective Date”) by and between Isis Pharmaceuticals, Inc., a Delaware corporation (“Isis”) and Korea Institute of Toxicology, a Korean government-established institute for non-clinical research (“KIT”).

WHEREAS, Isis designs and develops drugs and, from time to time, requires the performance of certain Pre-Clinical Development (as defined below), including pre-clinical experiments in which a drug is analyzed in vitro and/or administered to animal subjects, the results of which are intended to be submitted to or held for inspection by a Regulatory Authority, and KIT has substantial experience and expertise in supporting and conducting such Pre-Clinical Development;

WHEREAS, Isis has amassed significant experience and expertise in the science of preclinical development studies with oligonucleotide therapeutics, a rapidly expanding field of scientific inquiry and source of new drugs and Isis is willing to share that expertise with KIT;

WHEREAS, the Parties wish to utilize their respective expertise to collaborate and conduct Pre-Clinical Development on antisense oligonucleotide drugs (ASOs) created by Isis;

NOW, THEREFORE, in consideration of both the foregoing premises and the terms and conditions set forth below, the Parties hereto agree as follows:

1.              DEFINITIONS

1.1                 Definitions. When used in this Agreement or any PCD Program (as defined below), capitalized terms not otherwise defined in this Agreement or a PCD Program will have the meanings set forth in Exhibit A, which is attached hereto and made a part hereof.

2.              SCOPE OF COLLABORATION AND PCD PROGRAMS

2.1.              Scope. The Parties wish to collaborate for pre-clinical pharmacokinetic and toxicology Studies designed to meet the safety regulations for filing an IND as well as any additional Studies required by a Regulatory Authority, Ethics Committee, or institutional review board as a prerequisite to filing an IND (“Level 1 Development”). In the process of running these Studies it is anticipated that Isis will provide specific expertise and technical know-how to aid KIT in performing these and other studies with oligonucleotide therapeutics agents and biotechnology-derived drug candidates in the future. Isis has initially selected its [***] drug for inclusion in this Level 1 Development collaboration and may propose additional drugs for inclusion in the collaboration for Level 1 Development.

2.2.              Pre-Clinical Development Plan (“PCD Plan”). The Parties intend to conduct their collaborative activities in accordance with the guidelines of the PCD Plan attached hereto as Exhibit B.

2.3.              Pre-Clinical Development Program (“PCD Program”). A PCD Program is an agreement that sets forth the particular Studies that will be performed by KIT for a specific Study Drug agreed to by both Isis and KIT in writing. Exhibit C attached to this Agreement contains a form PCD

Program. The PCD Program will include Protocol(s) which sets forth with specificity how each Study will be performed, which will be drafted by KIT and agreed to by Isis.

3.              PERFORMANCE OF RESEARCH

3.1.      Technology Transfer. Isis will transfer to KIT relevant expertise or experiences for running pre-clinical toxicology and pharmacokinetics Studies for oligonucleotides and other biotechnology-derived drug candidates, including the bioanalytical methods technology that is necessary to successfully perform the PCD Program(s), which the Parties expect will include:

•                  [***];

•                  [***];

•                  [***];

•                  [***];

•                  [***];

•                  [***];

•                  [***];

•                  [***]; and

•                  [***].

KIT will use certain of these methods, technology and expertise to perform the PCD Program(s). In addition, KIT will have the right to use the expertise acquired for running toxicology studies for oligonucleotide therapeutics, and to adapt Isis’ bioanalytical methods used in PCD Program(s) so that KIT can [***].

3.2.      Performance. KIT and Isis will each perform its obligations under all PCD Programs in accordance with high professional standards generally accepted in the industry.

3.3.      Compliance with Protocol and Laws. KIT will perform its obligations under all PCD Programs in compliance with the Protocol applicable to a Study, all applicable laws, rules and regulations of the jurisdiction in which a Study is conducted or is to be used, as well as the requirements of any Regulatory Authority. KIT agrees to comply with all current applicable Good Laboratory Practice regulations as set forth in 21 C.F.R. Part 58, as amended (including retention/preservation obligations thereunder).

3.4. Quality Control; Personnel.

3.4.1.                     Throughout the term of any PCD Program, KIT will maintain appropriate internal and external quality control and monitoring measures (including those required by 21 C.F.R. Part 11) to ensure proper performance of Pre-Clinical Development.

3.4.2.                     When performing its obligations under a PCD Program, KIT will use only those of its employees, consultants and agents (including the Identified Employee) who have sufficient experience, education, training, expertise and other qualifications to perform Pre-Clinical Development at the highest professional level.

3.4.3.                     In light of the mutual goal and understanding between the Parties that the Pre-Clinical Development will be used for submission(s) to Regulatory Authorities, Ethics Committees, and institutional review boards, including for registration of INDs for studies in humans, each Party further represents and agrees that neither it, nor its respective employees, Affiliates or agents have ever been (i) debarred, or (ii) convicted of a crime for which a person can be debarred, under subsection (a) or (b) of 21 U.S.C. § 335a, as amended, and each Party agrees that it does not now and will not in the future use in any capacity the services of any person debarred under subsection (a) or (b) of 21 U.S.C. § 335a, as amended. If during the term of this Agreement, a Party or any other person performing Pre-Clinical Development hereunder (i) becomes debarred or disqualified, or (ii) receives notice of an action or threat of an action with respect to debarment or disqualification, such Party will immediately notify the other Party.

3.5.               Destruction. The Parties agree that Confidential Information will be preserved and retained until mutual agreement of the Parties to destroy or otherwise dispose of it.

3.6.               Inquiries. In furtherance of the collaborative relationship created by this Agreement, the Parties will promptly respond to reasonable questions and requests from one another regarding any Pre-Clinical Development and make available, upon reasonable notice, its respective employees, consultants and agents to meet with the other Party, its representatives and/or representatives of any Regulatory Authority.

4.              CORESPONDENCE WITH REGULATORY AUTHORITIES

4.1.      KIT will notify Isis immediately (and in any event within 24 hours) in writing or by email (i) if any Regulatory Authority inspects, requests an inspection, or makes written or oral inquiries regarding any aspect of a Study and (ii) of any violation or deficiency regarding a Study noted by any Regulatory Authority.

4.2.      KIT will provide Isis as soon as reasonably practicable (but in any event within 5 days) with a copy of all correspondence between KIT and any Regulatory Authority regarding any aspect of a Study. KIT will provide Isis a copy of any proposed response to any Regulatory Authority that relates to a Study for Isis’ review prior to submission, and KIT agrees to incorporate Isis’ comments to such response.

5.              INSPECTIONS

KIT will allow Isis and any Regulatory Authority (including their respective employees, consultants and agents) to inspect each location at which Pre-Clinical Development is performed.

6.              COMPENSATION; EXPENSES; INSTRUMENTATION

6.1.      Compensation. Subject to Section 12 below, as consideration for timely performance of Pre-Clinical Development under any and all PCD Program(s) and in support of the expense of the Identified Employee, Isis will pay KIT, within fifteen (15) days following execution of this Agreement, the sum of [***] and thereafter, Isis will make an additional payment of [***] (the “Isis Funding”). In addition, Isis will reimburse KIT for certain costs and expenses as set forth in each applicable PCD Program. Other than Isis Funding and reimbursement by Isis for agreed upon costs and expenses, KIT will pay any costs required to conduct the Pre-Clinical Development in accordance with each PCD Program.

6.2.      Procedure. KIT will invoice Isis on each payment date, and such invoice will be due within thirty (30) days of Isis’ receipt of such invoice.

6.3.      Currency. Amounts set forth in each PCD Program and all invoices will be in U.S. dollars and payment by Isis will be made in U.S. dollars.

6.4.      [***]. Isis agrees to provide to KIT, in consideration for performance of Pre-Clinical Development under this Agreement, the following [***] in Isis’ possession (“[***]”) for use by KIT in performance of Pre-Clinical Development:

(i) [***]; and

(ii) [***].

Isis is providing this [***] to KIT, and KIT accepts such [***], in its “as is” condition. Isis disclaims any and all warranties (whether expressed or implied) with respect to the [***], including any warranties of fitness for a particular purpose, merchantability, suitability for use in performance of Pre-Clinical Development, or non-infringement. KIT agrees to indemnify Isis from and against any liability arising from use of the [***].

Isis will notify KIT when [***] is available for shipment. The [***] will be shipped by Isis to KIT, EXW (Incoterms 2000), Isis’ premises, to the destination specified in writing by KIT. All shipping and insurance costs are the responsibility of KIT.

 7.            ROYALTIES; ROYALTY TERM; MILESTONE PAYMENT.

7.1.      Royalties. (a) If [***], then Isis will pay KIT a royalty of [***]% of the Net Sales of any Product containing such Study Drug.

(b)  Alternate Royalty Rate. If [***], the royalty rate will be less than [***]% and will be specified in the PCD Program; provided, however, in such event the PCD Program must be signed by Isis’ Chief Executive Officer or Chief Financial Officer. If [***], the Parties will negotiate an appropriate alternative royalty rate that is less than a [***]% royalty rate and that is based on [***]. In any case, if [***], Isis will not have an obligation to pay any royalty to KIT.

7.2.      Royalty Term. (a) With respect to Product(s) that are subject to a bona fide agreement between Isis and a third-party for the commercialization of such Product(s), Isis’ obligation to pay royalties to KIT under Section 7.1 above will begin upon [***] and will continue so long as [***]. In addition, the specific aspects of royalty payment timing, payment method, currency, records retention, audit rights, and other material commercial terms customarily applicable to royalties will be handled by the Parties in the manner set forth in applicable underlying contracts between Isis and third-parties for Product(s), and the Parties agree to cooperate in good faith, using the spirit and intent of such underlying contracts, to address any issues between the Parties relevant to royalties that are not otherwise dealt with in such contracts.

(b)         With respect to Product(s) that Isis is commercializing on its own and not pursuant to a bona fide commercialization agreement with a third-party, Isis’ obligation to pay royalties to KIT under Section 7.1 above, will (on a country-by-country basis) begin upon [***] and will continue so long as [***]. The specific aspects of royalty payment timing, payment method, currency, records retention, audit rights, and other material commercial terms customarily applicable to royalties will be handled in accordance with Exhibit D.

7.3         Milestone Payment. If [***], then Isis will pay KIT a milestone payment of $[***]. This $[***] milestone payment to KIT will be fully creditable toward any future royalties payable by Isis to KIT.

8.              MATERIALS

8.1.      Ownership. All right title and interest in to and under any material, compound, or product (including any derivation thereof) provided by Isis or its employees, consultants and/or agents under this Agreement or any PCD Program or acquired by KIT in the course of providing Pre-Clinical Development (“Materials”) will be and remain the property of Isis.

8.2.      Obligations. KIT will (a) hold all Materials in strict confidence and take all reasonable precautions to protect the Materials, (b) not transfer the Materials or divulge any information derived therefrom to any third person, including any affiliated entity, (c) not make any use whatsoever at any time of the Materials (other than to perform Pre-Clinical Development) and (d) not analyze the composition of matter or sequence of the Materials. Any employees, consultants and agents of KIT given access to the Materials must have a legitimate need for access and will be bound in writing to restrictions no less restrictive than those set forth in this Section 8.2. KIT will be responsible to Isis for any violations of this Section 8.2 by such individuals/entities.

9.              STUDY INVENTIONS AND DATA

9.1.      Existing Property. All Inventions, Intellectual Property Rights and other technology owned by a Party as of the Effective Date will remain the separate property of such Party and no licenses or other rights (whether by implication, estoppel or otherwise) with respect to such Inventions, Intellectual Property Rights or other technology are granted to any other party except as expressly set forth in this Agreement. All employees, consultants and agents of KIT will be bound in writing to substantially the same obligations imposed on KIT as set forth in this Section 9.1.

9.2.      Ownership. All right title and interest in to and under (a) any Inventions conceived, created, discovered or developed (whether directly or indirectly) solely by either Party or jointly by the Parties from performing under this Agreement or a PCD Program and (b) any results, information or documents arising, resulting or generated (whether directly or indirectly) solely by either Party or jointly by the Parties from performing under this Agreement or a PCD Program (collectively, the “Program Data”) will be and remain the property of Isis, except for KIT Methods. KIT and Isis agree that they will each execute and deliver or cause the execution and delivery of all such documents, certificates, assignments and other writings, and take such other actions as may be necessary or desirable or requested by the other Party, to vest in such Party the ownership rights granted hereunder. All employees, consultants and agents of KIT will be bound in writing to substantially the same obligations imposed on KIT as set forth in this Section 9.2. KIT will be responsible to Isis for any violations of this Section 9.2 by any employees, consultants and agents of KIT.

9.3.      Disclosure. KIT agrees that it will (a) notify Isis, promptly following conception, creation, discovery, development or reduction to practice, and in any event upon the request of Isis, of any

Inventions or KIT Methods conceived, created, discovered, developed or reduced to practice by KIT or any of its employees, consultants or agents arising or resulting from performing under this Agreement or any PCD Program and (b) disclose to Isis, on at least an annual basis, or promptly following Isis’ earlier written request, the progress of all Studies and all Program Data.

9.4         Pre-Clinical Development License. KIT hereby grants to Isis a non-exclusive, fully paid, royalty-free, license under KIT’s rights in KIT Methods for Isis’ use.

10.            CONFIDENTIAL INFORMATION; PUBLICATION

10.1.        Ownership. All rights to Confidential Information will be and remain the property of Isis.

10.2.        Obligations. KIT will (a) hold the Confidential Information in strict confidence and take all reasonable precautions to protect the Confidential Information, (b) not divulge the Confidential Information to any third person, including any affiliated entity, without Isis’ written consent, and (c) not make any use of the Confidential Information (other than to perform Pre-Clinical Development). Any employees, consultants and agents of KIT given access to any Confidential Information must have a “need to know” and will be bound in writing to restrictions no less restrictive than those set forth in this Section 10.2. KIT will be responsible to Isis for any violations of this Section 10.2 by such individuals/entities.

10.3.        Return. After the expiration or earlier termination of this Agreement, a particular PCD Program, or upon the written request of Isis, KIT will turn over to Isis all Confidential Information and all documents or media containing Confidential Information (including all Program Data).

10.4.             Authorized Disclosure. If KIT is required to disclose Confidential Information to comply with an applicable law, regulation, legal process, or court order of a government authority, KIT may disclose such Confidential Information only to the person required to receive such disclosure; provided, however, that KIT will (a) to the extent permitted by such law, regulation, process, order or rules, first have given prompt (but in no event less than five (5) business days) advance notice to Isis to enable it to seek any available exemptions from or limitations on such disclosure requirement and will reasonably cooperate in such efforts by Isis, (b) furnish only the portion of the Confidential Information which is legally required; (c) use all reasonable efforts to secure confidential protection of such Confidential Information, and (d) continue to perform its obligations of confidentiality set out herein.

10.5.             Use of Name. Unless required by law, rule or regulation, neither Isis nor KIT will be permitted to use the name of the other Party in any news or publicity release or other commercial fashion without the prior written consent of the other party; provided, however, that Isis will be permitted to use, and KIT hereby grants prior approval for Isis to use, the name of KIT in connection with disclosure of the data and results of a Study. Nothing in this Section 10.5 will be construed as prohibiting Isis from submitting reports with respect to a Study to any Ethics Committee or Regulatory Authority. For purposes of clarification, KIT acknowledges that Isis may be required under federal and state securities laws to disclose the existence and certain basic terms of this Agreement and certain PCD Programs.

10.6.             Publication.

10.6.1. KIT may publish Program Data if (i) KIT proposes a publication containing Program Data and Isis consents in writing to such proposed publication, or (ii) Isis notifies KIT that Isis does not intend to publish certain Program Data and such Program Data is published by KIT in accordance with the terms of this Article 10.6. Further, Isis and KIT agree that publications of Program Data will be produced in accordance with the Consolidated Standards of Reporting Trials (CONSORT) Guidelines.

10.6.2. A copy of any proposed KIT publication or presentation materials, including manuscripts, slides, overheads, outlines, summaries, abstracts or posters will be provided to Isis for Isis’ written review and comment at least 30 days prior to the scheduled presentation or publication submission date. If Isis informs KIT within such 30 day time period that postponement of KIT’s publication or presentation is necessary in order to protect Isis’ patent or other proprietary rights, KIT will postpone such publication or presentation, but KIT will not be required to do so for a period of longer than 3 months.

10.6.3. Notwithstanding the foregoing, Isis will have the absolute right to demand deletion of any Confidential Information (except Program Data) and KIT will delete such information upon written notice from Isis. However, Isis will not request deletions that will preclude the meaningful publication of the Program Data in accordance with CONSORT Guidelines.

11.            INDEMNIFICATION

11.1             Indemnification by KIT. KIT will indemnify and hold harmless Isis from any and all liability, loss (including reasonable attorneys’ fees) or damage it may suffer (including as a result of claims, demands, costs or judgments against it) that arise or are alleged to arise out of (a) the negligence or willful misconduct of KIT or any of its employees, consultants or agents, (b) the failure of KIT or any of its employees, consultants or agents to comply with Isis’ written instructions, (c) KIT’s handling, storage or disposal of Materials, or (d) the material breach of this Agreement or any PCD Program by KIT or any of its employees, consultants or agents (including premature cancellation or termination of Pre-Clinical Development).

11.2             Indemnification by Isis. Isis will indemnify and hold harmless KIT from any and all liability, loss (including reasonable attorneys’ fees) or damage it may suffer (including as a result of claims, demands, costs or judgments against it) that arise or are alleged to arise out of Isis’ clinical or commercial use of Program Data, except to the extent KIT has an obligation to indemnify Isis under Section 11.1 above.

11.3             Conditions. Each Party’s agreement to indemnify and hold the other harmless is conditioned upon the indemnified Party (i) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within thirty (30) days after the indemnified Party has knowledge of such claim, demand or action, (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, (iii) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparation of and defense of any such claim or demand; and (iv) not compromising or settling such claim or demand without the indemnifying Party’s prior written consent.

12.            TERM AND TERMINATION

12.1.          Term. This Agreement will be effective on the Effective Date and continue in full force and effect until the date that is three (3) years after the Effective Date. In the event this Agreement expires or is earlier terminated and the term of any PCD Program(s) extends beyond the term of this Agreement (and such PCD Program is not also specifically terminated), this Agreement will continue until expiration or earlier termination of each such PCD Program.

12.2.          Termination of Study. Any PCD Program or particular Study under a PCD Program may be terminated by Isis, without cause, upon 30 days written notice.

12.3.          Termination for Cause. Any PCD Program or particular Study under a PCD Program may be terminated by either Party, upon 30 days written notice to the other Party, in the event of a material breach of this Agreement or such PCD Program by a Party or any of its employees, consultants and/or agents and such breach is not cured within such 30 day notice period. Notwithstanding the foregoing, in the event a Party disputes that it is in material breach of this Agreement, subject to such 30-day period, the dispute will be referred to the attention of the President of KIT and an Executive Vice President of Isis (the “Executive Officers”). The Executive Officers will meet as soon as reasonably possible thereafter and in good faith attempt to resolve such dispute and attempt to resolve the underlying breach. If, within 30 days after such matter is referred to them, the Executive Officers are unable to resolve such dispute or resolve the underlying breach then, the dispute regarding whether there has been a material breach of the Agreement will referred for resolution by arbitration pursuant to Section 13.7 below. If the arbitrator(s) determines that the Agreement has been materially breached and the breaching Party fails to cure such breach within 30 days of such determination, the non-breaching Party will thereafter be entitled to terminate this Agreement without further delay and pursue any rights and remedies available to such Party (at law or in equity).

12.4.          Return of Program Data. In the event of termination of a PCD Program or a particular Study under a PCD Program, KIT will promptly deliver all Program Data, Materials, and other Confidential Information as further described in the applicable PCD Program.

12.5.          Survival. Expiration or termination of this Agreement or any PCD Program by either party for any reason will not affect the rights and obligations of the Parties accrued up to such expiration or the effective time of such termination. In addition, the rights and duties under Sections 3.1, 3.4, 3.5, 3.6, 4, 5, 7, 8, 9, 10, 11, 12 and 13 will survive the expiration or termination of this Agreement.

13.            GENERAL PROVISIONS

13.1.          Notice. All notices required or permitted under this Agreement and any PCD Program will be in writing and will be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile or email if sent during the normal business hours of the recipient (if not sent during such hours, then on the next business day), (c) 5 days after timely deposit as registered or certified mail, return receipt requested, postage prepaid or (d) 2 days after timely deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices will be sent to the appropriate address(es) or number(s) of the Party to be notified as set forth below, or at such other address(es), number(s) or person(s) as such Party may designate by advance written notice to the party providing notice:

If to KIT:

Korea Institute of Toxicology

100 Jangdong

Yuseong, Daejeon

305-343, Korea

Attention:  Sang Seop Han, DVM, Ph.D.

President

and a copy to each individual designated in a PCD Program as to receive notice.

If to Isis:

1896 Rutherford Road
Carlsbad, CA  92008
Fax: 760-268-5035
Attn: Executive Vice President & CFO

with a copy to:

1896 Rutherford Road
Carlsbad, CA 92008
Fax: 760-268-4922
Attn: Vice President, Legal

and a copy to each individual designated in a PCD Program as to receive notice.

13.2.          Independent Contractor. KIT will perform Pre-Clinical Development as an independent contractor and will have complete and exclusive control over KIT’s employees, consultants and agents. Notwithstanding the collaborative relationship created by this Agreement, nothing herein will preclude Isis from seeking and/or entering into a separate relationship with a third-party for the provision of pre-clinical research of a same or similar nature as the Pre-Clinical Development.

13.3.          Entire Agreement. This Agreement (including the PCD Plan and any PCD Programs) constitutes the entire understanding between the Parties with respect to the subject matter covered hereby and supersedes any prior negotiations, representations, agreements and understandings regarding such subject matter. In the event there is a conflict between the terms and conditions of this Agreement, and the terms and conditions of any PCD Program, the terms and conditions of this Agreement will govern and control (unless expressly stated otherwise in the PCD Program).

13.4.          Modifications; Waivers. Neither this Agreement nor any PCD Program may be amended, supplemented or otherwise modified except by an instrument in writing signed by each of the Parties. The failure of any Party to insist upon strict performance of any provision of this Agreement or any PCD Program or to exercise any right hereunder or thereunder will not constitute a waiver of that provision of or right under this Agreement or such PCD Program or of any other provision of or right under this Agreement or such PCD Program.

13.5.          Severability. If any provision of this Agreement or any PCD Program is declared invalid, illegal or unenforceable, such provision will be severed and all remaining provisions will continue in full force and effect.

13.6.          Governing Law. This Agreement and each PCD Program will be construed and enforced in accordance with the laws of England, without regard to its choice of law principles.

13.7.        Dispute Resolution.

13.7.1. Any dispute that arises under this Agreement will be first referred to the Executive Officers for resolution as set forth in Section 12.3 above. In the event that the Executive Officers fail to resolve the dispute, the Parties agree to refer the dispute to arbitration.

13.7.2. Arbitration Proceedings. If the Parties pursue arbitration proceedings under Section 12.3 or 13.7.1 above, the dispute will be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the rules. Such arbitration will be carried out in Geneva, Switzerland. The language to be used in the arbitration proceeding shall be English.. Either Party may apply to the arbitrator(s) or to a court for interim injunctive relief until the arbitration decision is rendered or the dispute, controversy or claim is otherwise resolved.

13.7.3. Costs and Expenses. Each Party will bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration. Notwithstanding the foregoing, if a Party has been found to be in material breach of this Agreement, the breaching Party will be responsible for all the costs and expenses of the arbitrator and any administrative fees of arbitration.

13.7.4. Confidentiality. Except to the extent required by law, neither a Party nor the arbitrator may disclose the existence, content, or results of a arbitration without the prior written consent of both Parties, and provided that the foregoing will not prevent a Party from confidentially disclosing the existence, content and results of the arbitration in confidence to its directors, professional advisors, and existing or potential investors or acquirers, and others on a need to know basis or as required by law or regulation.

13.8.                Due Authorization; Authority; Conflicts. The persons executing this Agreement represent and warrant that they have full power and authority to enter into this Agreement on behalf of the entities they purport to represent. Each Party represents and warrants to the other Party as of the Effective Date and the effective date of each PCD Program that this Agreement and such PCD Program has been duly authorized, executed and delivered and that the performance of its obligations under this Agreement and such PCD Program does not conflict with any order, law or regulation or any agreement or understanding by which such party or its assets or property are bound and that no such agreement or understanding would prevent it from fulfilling its obligations under this Agreement or such PCD Program and that, during the term of this Agreement and such PCD Program, it will not enter into any agreement that would materially impair its ability to fulfill its obligations under this Agreement or such PCD Program.

13.9.                Assignment. KIT will have no right to assign, subcontract, transfer, or otherwise dispose of its rights under this Agreement or any PCD Program or to assign the burdens hereof or thereof without the prior written consent of Isis. Subject to the foregoing, this Agreement and any PCD Program will inure to the benefit of and be binding upon the Parties’ successors and assigns.

13.10.          Conflicts. In the event of a conflict between this Agreement and any PCD Program, the terms of this Agreement will govern and control, unless such PCD Program specifically references the conflicting provision in this Agreement and states that such provision of this Agreement is superseded by the relevant provision of such PCD Program.

13.11.          Remedies. Isis’ rights and remedies hereunder (including those set forth in Section 12) are cumulative and not exclusive of any rights or remedies that are otherwise available under law.

13.12.          Attorneys’ Fees. Subject to Section 13.7 above, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any PCD Program, the prevailing Party will be entitled to reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which such Party may be entitled. In addition, if any action is properly instituted to collect on any amount due under any PCD Program, the Party against whom the collection is instituted will pay the reasonable costs and expenses incurred in connection with such action.

14.                       FORCE MAJEURE

14.1.                The Parties are not liable for the failure to perform their obligations under the present Agreement, if such failure is caused by acts of God such as fire, flood, or earthquake, provided that these circumstances have directly affected the performances of the present Agreement. In this case, the time obligation of performances can be extended for a period to compensate for the duration of such circumstances.

14.2.                The Party which cannot perform its obligations under the present Agreement shall notify the other Party by email or fax no later than fifteen days after the beginning of such causes.

14.3.                If these circumstances last longer than six months, either Party shall be entitled to terminate the entire Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals effective as of the Effective Date.

ISIS PHARMACEUTICALS, INC.		KOREA INSTITUTE OF TOXICOLOGY

By:	/s/ Stanley T. Crooke, MD, PhD	By:	/s/ Sang Seop Han

Name:	Stanley T. Crooke, MD, PhD	Name:	Sang Seop Han

Title:	Chairman & CEO	Title:	President

Exhibit A

“Affiliates” means, with respect to the Party specified, any individual or entity that directly or indirectly controls, is controlled by or is under common control with such Party.

“C.F.R.” means the U.S. Code of Federal Regulations.

“Confidential Information” means Program Data, bioanalytical methods, the existence of this Agreement and its terms, and all information disclosed (whether orally, electronically, or in writing) to KIT by Isis and/or Isis’ employees, consultants or agents or acquired by KIT in the course of providing Pre-Clinical Development (whether before or after the Effective Date); provided, however, that “Confidential Information” will not include any information KIT can document by written records (a) is or (through no improper action or inaction by the KIT or any of its employees, consultants or agents) becomes generally available or known to the public, (b) was known to KIT on a non-confidential basis prior to receipt from Isis or (c) was rightfully disclosed to KIT by a third party having no obligation of confidentiality.

“Ethics Committee” means any board, committee or other group designated to review biomedical research involving humans or animals as subjects and monitoring or having authority over a Study.

“Identified Employee” means an English-speaking KIT employee proposed by KIT and approved by Isis to perform Pre-Clinical Development in accordance with one or more PCD Programs.

“IND” means an investigational new drug application, as defined in 21 C.F.R. 312 or any successor regulation or any equivalent application or filing outside the United States to seek such regulatory approval from a Regulatory Authority in such jurisdiction.

“Inventions” means any and all ideas, concepts, inventions, discoveries, techniques, processes, machines, manufactures, methods, developments, improvements, designs, systems, specifications, schematics, drawings, information, protocols, devices (including prototypes), works of authorship, formulae, algorithms, computer programs, trade secrets, technology, know-how, evaluations, studies, analytical results, assays, data, specifications, technical information, and samples, whether or not patentable.

“Intellectual Property Rights” means all intellectual property rights worldwide arising under statutory or common law or by contract and whether or not perfected, now existing or hereafter filed, issued, or acquired including all (i) United States and foreign patent applications containing one or more claims, (ii) United States provisional applications, (iii) non-provisional, continuation, continuation-in-part, and divisional applications that claim the priority of any patent rights described in (i) or (ii) above, and (iv) United States and foreign patents issuing on patent rights described in (i) and (iii) above and reissues, reexaminations, and extensions thereof; rights relating to the protection of trade secrets and confidential information; and any right analogous to those set forth herein and any other proprietary rights relating to intangible property.

“KIT Methods” means (i) any methods, techniques, or procedures related to the conduct of toxicological studies that are conceived, created, discovered or developed by KIT in performance of the Pre-Clinical Development, and (ii) any improvements or modifications made by KIT to Isis’ bioanalytical methods as contemplated by Section 3.1 above.

“Level 1 Development” has the meaning set forth in Section 2.1 above.

 “Level 1 Development Studies” include all of the following:

•                  [***]

•                  [***]

•                  [***]

•                  [***]

•                  [***]

•                  [***]

•                  [***]

•                  [***]

“NDA” means a new drug application submitted to the United States Food and Drug Administration, or any successor application or procedure, or any equivalent application or filing outside the United States to seek regulatory approval from a Regulatory Authority in such jurisdiction.

“Net Sales” means the definition of “Net Sales” (or similar term) set forth in a bona fide separate written agreement between Isis and a third-party related to the commercialization of the applicable Product(s) for which royalties are being calculated under this Agreement. In the event no such agreement exists between Isis and a third-party net sales has the meaning set forth in Exhibit D.

“Party” means either Isis or KIT, as the case may be, and “Parties” means both Isis and KIT.

“PCD Plan” has the meaning set forth in Section 2.2 above.

“PCD Program” has the meaning set forth in Section 2.3 above.

“Pre-Clinical Development” means Level 1 Development performed under a PCD Program.

“Product(s)” means an Isis drug product (containing a Study Drug) approved for marketing by a Regulatory Authority, where data resulting from Pre-Clinical Development was a part of the applicable IND or NDA submission for such drug product.

“Program” means a development project involving the conduct of one or more Studies.

“Program Data” has the meaning set forth in Section 9.2 above.

“Protocol” means a written document drafted by KIT that sets forth the specific manner in which a particular Study will be performed.

“Regulatory Authority” means any public or private entity or agency monitoring or having authority over a Study (and includes the U.S. Food and Drug Administration).

“Study” or “Studies” means experiment(s) or investigation(s) performed by KIT pursuant to a Protocol.

“U.S.” means the United States of America.

“U.S.C.” means the United States Code.

Exhibit B

PCD PLAN

Background

Isis designs and develops drugs and would like to collaborate in the performance of certain pre-clinical research experiments in which its drugs are analyzed in vitro and/or administered to animal subjects, the results of which are intended to be submitted to or held for inspection by a Regulatory Authority. KIT has substantial experience and expertise in supporting and conducting Pre-Clinical Development, and therefore, the Parties wish to collaborate in order to utilize their respective expertise. This PCD Plan embodies the particular guiding principles by which the Parties will collaborate under the Agreement and perform Pre-Clinical Development under PCD Programs.

Isis’ Responsibilities

Isis’ responsibilities under this collaboration with KIT are to:

• [***]

• [***]

• [***]

• [***]

• [***]

• [***]

• [***]

• [***]

KIT Responsibilities

KIT’s responsibilities are to conduct, in collaboration with Isis, certain of the following Level 1 Development Studies as specified by Isis in the applicable PCD Program:

• [***]

• [***]

• [***]

• [***]

• [***]

• [***]

• [***]

• [***]

• [***]

Implementation

PCD Program. Isis will work closely with KIT to formulate a PCD Program for the conduct of all Studies, enabling KIT to produce a responsive Protocol(s) for each Study. Protocol(s) will be finalized and agreed upon in writing by both Parties and attached to the PCD Program as a part thereof.

For identification purposes, each PCD Program will be assigned a unique number and reference the underlying Studies by each Protocol title or other reasonable means. It is contemplated that one PCD Program will be entered into for each Study Drug and that each PCD Program will, among other things, set forth in detail:

(a)                                   the specific Pre-Clinical Development to be performed and the form and substance of deliverables to be provided by KIT under the PCD Program with respect to each Study (which Pre-Clinical Development and deliverables will be defined in a reasonably objective manner such that their respective occurrences are readily verifiable);

(b)                                  the period during or by which the Pre-Clinical Development will be performed or such deliverable will be provided;

(c)                                   the location or locations at which the Pre-Clinical Development will be performed;

(d)                                  the price to be paid by Isis for performance of the Pre-Clinical Development (including the effect of failure to meet any specified timeline or to provide adequate Pre-Clinical Development), which expenses/fees incurred by KIT are reimbursable by Isis, if any, and when such payment and/or reimbursement, if any, will be due (which points will be defined in a reasonably objective manner such that their respective occurrences are readily verifiable); and

(e)                                   additional representations and collaboration obligations of the Parties and requirements imposed on the Parties applicable to providing such Pre-Clinical Development.

Changes. KIT and Isis acknowledge that, from time to time after execution of a PCD Program, changes/additions to the PCD Program may be requested (including with respect to the items covered in items (a) through (e) above) (each, a “Change Order”). Any Change Order will be negotiated in good faith. In the event KIT reasonably determines that a Change Order is reasonably likely, KIT will promptly notify Isis.

Compliance. In connection with any PCD Program, KIT will inform Isis of obligations and requirements (both affirmative and negative) imposed upon or with which Isis must comply in connection with such Program (including any shipping, labeling or import/export requirements associated with each Study).

Exhibit C

Form of PCD Program

PCD PROGRAM # [   ]

DRUG NAME:	ISIS [ ]
PROTOCOL NO(S):	[ ]
DATE:	[ ]

This PCD Program [     ] (“PCD Program”) is made and entered into as of [          ] by and between Isis Pharmaceuticals, Inc. (“Isis”), and Korea Institute of Toxicology (“KIT”).

WHEREAS, Isis and KIT have entered into that certain Pre-Clinical Development Collaboration Agreement dated March 23, 2007 (the “Agreement”); and

WHEREAS, pursuant to the Agreement, KIT and Isis have agreed that KIT will conduct certain Pre-Clinical Development in accordance with PCD Program(s), and Isis and KIT now desire to enter into this PCD Program.

WHEREAS, KIT and Isis specifically desire that KIT conduct certain Level 1 Development with respect to [                                               ] (the “Program”) involving one or more Studies of the drug, ISIS [         ] (“Study Drug”) as set out in the Protocol(s) to be agreed upon by the Parties.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereby agree as follows:

1.      Defined Terms.  When used in this PCD Program, capitalized terms not otherwise defined in this PCD Program will have the meanings ascribed to them in the Agreement.

2. Protocol. The Studies will be conducted as detailed in each Protocol (which KIT will produce) which, when finalized and agreed to by the Parties, will be incorporated herein by reference and will be considered an integral part of this PCD Program.

3. Scope of Pre-Clinical Development; Deliverables. KIT will perform the following Studies in accordance with the attached Study Protocol(s), the Agreement, and the PCD Plan:

•                  [NOTE:  INSERT HERE ALL STUDIES TO BE PERFORMED BY KIT FOR THIS PCD PROGRAM]

KIT also agrees to prepare written reports in a form and with substance sufficient to support Isis’ IND and/or NDA registration to a Regulatory Authority, and provide such reports (including all Program Data) to Isis within 30 days following the completion of each Study.

4. Royalty Rate. The royalty rate payable to KIT, in accordance with and subject to the terms of the Agreement, [***] is [***]%.

5. Time-line. The Pre-Clinical Development under this PCD Program will be performed in accordance with the timeline agreed upon by both Parties in each Protocol.

6. Budget and Payment Schedule. Isis agrees to provide Isis Funding in support of the Pre-Clinical Development under this PCD Program, in accordance with Section 6.1 of the Agreement. Other than Isis Funding and reimbursement by Isis for agreed upon costs and expenses set forth in this PCD Program, KIT will pay any costs required to conduct the Pre-Clinical Development under this PCD Program.

7. Costs and Expenses. Isis will pay [***] shipping costs related to shipment of Study Drug, and will reimburse KIT for [***] of the actual cost of the [***] (or $[***] per [***], whichever is [***]) within thirty (30) days of the first dose of Study Drug in the monkeys pursuant to the Protocol(s), and Isis’ receipt of an invoice. When invoicing Isis under this PCD Program for payment and reimbursement, KIT agrees to provide Isis with copies of all documentation related to such reimbursable costs and expenses.

8. Study Drug. Isis agrees to provide KIT with sufficient Study Drug for the purpose of KIT’s performance of Pre-Clinical Development under this PCD Program, and Study Drug will be considered Materials in accordance with the Agreement.

9. Changes and Modifications. Any changes requested in this PCD Program after Isis agrees to and signs this PCD Program will require a written Change Order in accordance with the Agreement. When written approval of the Change Order is received from Isis the change will be made.

10. Term and Termination; Transition Process. (a) The term of this PCD Program will commence upon execution of this PCD Program by KIT and Isis and will continue until completion of the Pre-Clinical Development hereunder, provided, however, either party may terminate this PCD Program in accordance with Article 12, Term and Termination, of the Agreement.

(b) If this PCD Program is so terminated, or KIT is otherwise unable or unwilling to complete the Pre-Clinical Development under this PCD Program (which KIT understands will significantly harm Isis), KIT agrees to (i) promptly notify Isis that performance of the Pre-Clinical Development has or will cease, (ii) work cooperatively with Isis to properly wind down and conclude all Study activities in a manner that is designed to preserve the integrity of the Program Data, (iii) transfer to Isis all Program Data in KIT’s possession and any other information Isis deems necessary or useful to enable continuation of the Studies, and (iv) agree with Isis on an [***] other than the [***] previously agreed to by the Parties, that fairly and equitably compensates KIT based upon the [***] actually completed by KIT under this PCD Program.

11. Incorporation by Reference; Conflict. The provisions of the Agreement are hereby expressly incorporated by reference into and made a part of this PCD Program. In the event of a conflict between the terms and conditions of this PCD Program and those of the Agreement, the terms of the Agreement will take precedence and control.

IN WITNESS WHEREOF, the parties have hereunto signed this PCD Program effective as of the day and year first written above.

Signed For And On Behalf Of	Signed For And On Behalf Of

Korea Institute of Toxicology	Isis Pharmaceuticals, Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Exhibit D

Royalty Provisions Applicable to Section 7.2 (b) of the Agreement

With respect to Product(s) that Isis is commercializing on its own and not pursuant to a bona fide commercialization agreement with a third-party, Isis’ obligation to pay royalties to KIT on Net Sales of Isis Product(s) under Section 7.1 of the Agreement, will (on a country-by-country basis) begin upon the first commercial sale of such Product(s) by Isis and will continue so long as there is a valid claim on an issued patent owned by Isis that covers the use or sale of such Product in such country. The specific aspects of royalty payment timing, payment method, currency, records retention, audit rights, and other material commercial terms customarily applicable to royalties will be handled in the following manner:

Timing of Royalty Payments. Any royalties due pursuant to Section 7.2(b) will be paid within 45 days of the end of each calendar quarter and will be calculated in respect of the Net Sales occurring in such calendar quarter.

Currency; Payment Method. Any royalties due to KIT will be paid in U.S. dollars, by wire transfer in immediately available funds to an account designated by KIT.

Records Retention. Isis will maintain complete and accurate books, records and accounts that fairly reflect Net Sales with respect to each Product, in each case in sufficient detail to confirm the accuracy of any payments required hereunder and in accordance with GAAP, which books, records and accounts will be retained by Isis for a period of 5 years after the end of the period to which such books, records and accounts pertain.

Audit Rights. KIT will have the right to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Isis, have access during normal business hours, and upon reasonable prior written notice, to Isis’ records as may be reasonably necessary to verify the accuracy of Net Sales for any calendar quarter or calendar year ending not more than 24 months prior to the date of such request; provided, however, that KIT will not have the right to conduct more than one such audit in any calendar year. KIT will bear the cost of such audit unless the audit reveals an underpayment of more than 5% from the reported results, in which case Isis will bear the cost of the audit.

Net Sales. For purposes of this Exhibit D, “Net Sales” means the gross receipts received by Isis for the sale of a Product to a third party by Isis, less deductions for (i) prompt payment or other trade and quantity discounts actually granted, (ii) amounts paid or credited for returns or allowances, (iii) the amount of any sales tax or other taxes assessed directly on the sale of such Product which is not refunded, (iv) charge back payments or rebates granted to managed health care organizations or federal, state and local governments, their agencies, purchasers and reimbursers, and (v) transportation and delivery charges, including insurance premiums actually incurred.

Notwithstanding the foregoing, amounts received by Isis or its Affiliates or sublicensees for the sale of Products among Isis, its Affiliates or sublicensees whether for their internal use or for resale or other disposition with not be included in the computation of Net Sales hereunder. For purposes of this Exhibit D, a distributor will not be deemed a sublicensee and sales by Isis, its Affiliates or sublicensees to a distributor will not be subject to royalties.